EXHIBIT INDEX


(d)(5)   Copy of Waiver of Monthly Deduction Rider for Total Disability.

(d)(6)   Copy of Waiver of Premium Rider for Total Disability.

(k)      Consent and Opinion of Counsel.

(l) Actuarial Consent and Opinion of Mark Gorham, F.S.A., M.A.A.A., Vice President, Insurance Product Development.

(n)(1) Consent of Independent Registered Public Accounting Firm for VUL III dated November 15, 2004.

(n)(2) Consent of Independent Registered Public Accounting Firm for VUL IV/VUL IV-ES dated November 15, 2004.